Tony Brown Elected to Tower International

Board of Directors

LIVONIA, Mich., March 11, 2014 – Tower International, Inc. [NYSE: TOWR], a leading integrated global manufacturer of engineered automotive structural metal components and assemblies, today announced that Thomas “Tony” K. Brown, recently retired Group Vice President of Global Purchasing at Ford Motor Company, has been elected to Tower’s Board of Directors, effective April 1, 2014.

Brown, 58, led Ford’s Global Purchasing organization from 2002 until his retirement in August 2013, with responsibility for approximately $90 billion of annual production and non-production procurement. He joined Ford in 1999 from United Technologies Automotive, where he was Vice President of Supply Management.

Brown also serves as a Director on the Boards of 3M Company and ConAgra Foods, Inc.

Brown has served on several non-profit Boards, including Business for Social Responsibility, the American Red Cross, the Executive Advisory Boards for the Boys and Girls Clubs of Metropolitan Detroit, Focus: HOPE, Chairman of the Board for the Michigan Minority Supplier Development Council, and Chairman of the Michigan Disabled Veterans Roundtable. Brown has been honored by Rainbow/PUSH with the “Keep Hope Alive” award and by the National Action Network as a recipient of the “Keeper of the Dream” award.

“We are delighted to welcome Tony to our Board,” said Chairman Nicholas Chabraja and President and CEO Mark Malcolm. “His accomplished background, deep insights into the requirements for mutually successful automotive supplier-customer relationships, and his strategic approach to business development and growth will be great assets for Tower.”

“I have witnessed Tower make significant advancements in recent years,” said Brown, “and I look forward to working with the team to help identify, prioritize, and capitalize on potential opportunities to further strengthen the business over time and add shareholder value.”

Contact:

Derek Fiebig

Executive Director, Investor & External Relations

(248) 675-6457

fiebig.derek@towerinternational.com